INTERNATIONAL GOLD RESOURCES signs Letter of Intent for Arizona Copper Project

SEATTLE, WA, November 2, 2006 (BUSINESS WIRE) -International Gold Resources Inc. ("IGR") (OTC.BB:IGRU) announced today that it has signed a Letter of Intent ("LOI") to acquire the I-10 and Dragoon copper project ("Project") located in Cochise County, Arizona, USA. The LOI gives IGR the right to purchase 100% ownership of Delta Exploration Group L.L.C., Delta Exploration Holdings L.L.C. and the mineral rights and other interests that constitute the Project. The transaction is subject to: the completion of the necessary due diligence exercise and a Sale and Purchase Agreement, the basic terms of which have already been agreed; as well as payment of the purchase price and transfer of ownership.

The Project, based on a surface in-situ mining scenario and with estimated capital and operating costs, has the following key parameters.

* Inferred Mineral Resource: 268million ton at 0.45% total copper (using a 0.3% copper cut-off).

* Overall Recovery of 35% of total copper yielding 845 million pounds of copper (based on the 0.3% resource cut-off and historical metallurgical tests).

* Based on the above estimates, recovery revenue at current copper prices could be in excess of $2 billion.

* Capital costs for an in-situ leach operation estimated at $50 to $60 million.

* Possible 12 year mine life with an annual production rate of 70 million pounds.

About International Gold Resources, Inc.

The vision of International Gold Resources Inc. is to generate favorable shareholder returns by exploring and developing mining properties in North and South America.

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

For further information, please contact: Mr. Lyle Durham (Vice President - Investor Relations): 425-844-2535 and 1-800-480-9008 (US only). Website: http://www.intlgold.com